CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	September 28, 2011
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND FINANCIAL USA, INC. ANNOUNCES
REPURCHASE OF WARANT FROM U.S. TREASURY

Dubuque, IA, Wednesday, September 28, 2011 - Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has completed the repurchase of a warrant (“Warrant”) held by the U.S. Department of the Treasury (“Treasury”) in connection with Heartland's participation in Treasury's Capital Purchase Program (“CPP”). The Warrant was repurchased by Heartland pursuant to an agreement between Treasury and Heartland for a total repurchase price of $1.8 million. Prior to the repurchase, the Warrant entitled Treasury to purchase up to 609,687 shares of Heartland common stock at an exercise price of $20.10 per share. The repurchase price was based on the fair market value of the Warrant as agreed upon by Heartland and Treasury.

The Warrant was issued in December 2008 under the CPP established by Treasury as part of the Troubled Asset Relief program (“TARP”). With the repurchase of the Warrant, Heartland has now fully repaid its obligation and concludes its participation in the TARP program.

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc. is a $4.0 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 61 banking locations in 42 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

Forward Looking Statements
This release, and future oral and written statements of Heartland and its management, may contain forward‐looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward‐looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward‐looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10‐K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward‐looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

# # #